SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                                  May 23, 2001
                Date of Report (Date of earliest event reported)


                                [LOGO] NW NATURAL

                          NORTHWEST NATURAL GAS COMPANY
             (Exact name of registrant as specified in its charter)




                            Commission File No. 0-994

OREGON                                                 93-0256722
(State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization)                         Identification No.)

                 220 N.W. SECOND AVENUE, PORTLAND, OREGON 97209
               (Address of principal executive offices) (Zip Code)

       Registrant's Telephone Number, including area code: (503) 226-4211

                           Part II. OTHER INFORMATION

Item 5.   Other Events

          The following press release was issued by Northwest Natural Gas Company on May 23, 2001:

PORTLAND, ORE. - Northwest Natural Gas Company's (NYSE: NWN), dba NW Natural, Board of Directors announced today that Mark S. Dodson has been appointed the company's President and Chief Operating Officer. Dodson, 56, has served as NW Natural's Senior Vice President of Public Affairs and General Counsel since 1997. In his new position, he will have responsibility for all day-to-day operations of the company and will report directly to Richard G. Reiten, NW Natural's Chief Executive Officer and Chairman of the Board.

"Mark is an extraordinary individual. He has great business instincts and an ability to motivate people at all levels of an organization," Reiten said. "His service in this new role will allow me to focus more of my energies on the strategic direction of the company and on the very real opportunities we have for growing our business."

Dodson grew up in Oregon and practiced law in the state for nearly 25 years. He was a partner in the law firm of Ater Wynne Hewitt Dodson & Skerrit in Portland, Oregon, from 1980 until 1997. Prior to that he worked in the General Counsel's office of the U.S. Department of Transportation and then became special counsel to the Federal Aviation Administrator in Washington, D.C.

"It is an honor to have the opportunity to help lead this 142-year-old Oregon company into the future," Dodson said. "NW Natural's legacy is one of talented employees deeply devoted to serving their customers and communities. My mission is to nurture and grow this proud tradition while working to meet the challenges and capture the opportunities created during these exciting and changing times in our industry."

Dodson is married to Ruth Ann Dodson and they have two children: Carrie is a recent graduate of Stanford University; Kevin is a sophomore at the University of Oregon.

                                    SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        NORTHWEST NATURAL GAS COMPANY
                                        (Registrant)


Dated:  May 24, 2001                    /s/ Richard G. Reiten
                                        ---------------------------------------
                                        Chairman and Chief Executive Officer


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